EXHIBIT 99.2                                                      CONFORMED COPY


                          STOCKHOLDER SUPPORT AGREEMENT


                  STOCKHOLDER SUPPORT AGREEMENT, dated as of February __, 1999 (this "Agreement"), by The Griffin Group, Inc., a Connecticut corporation ("Stockholder"), to and for the benefit of Jackpot Enterprises, Inc., a Nevada Corporation ("Buyer").

                  WHEREAS, as of the date hereof, Stockholder owns of record and beneficially 4,367,350 shares (such shares, together with any other voting or equity securities of Players International, Inc., a Nevada corporation ("Pelican"), hereafter acquired by Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares") of common stock, par value $0.005 per share ("Pelican Common Stock");

                  WHEREAS, concurrently with the execution of this Agreement, Buyer, JEI Merger Corp., a Nevada corporation and an indirect wholly-owned subsidiary of Buyer ("Merger Sub"), and Pelican are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Pelican such that Pelican will become an indirect wholly-owned subsidiary of Buyer (the "Merger"); and

                  WHEREAS, as a condition to the willingness of Pelican, Buyer and Merger Sub to enter into the Merger Agreement, Buyer has requested the Stockholder agree, and in order to induce Buyer and Merger Sub to enter into the Merger Agreement the Stockholder is willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

                  Section 1. Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, Stockholder hereby agrees that, at the Pelican Stockholders' Meeting or any other meeting of the stockholders of Pelican, however called, and in any action by written consent of the stockholders of Pelican, Stockholder will vote all of its respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between Pelican and any person or entity (other than Buyer or any subsidiary of Buyer) or any other action or agreement that would result in a breach of any covenant, representation or


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warranty or any other obligation or agreement of Pelican under the Merger
Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Pelican (or any class thereof). In addition, Stockholder agrees that it will, upon request by Buyer, furnish written confirmation, in form and substance reasonably acceptable to Buyer, of such Stockholder's vote in favor of the Merger Agreement and the Merger. Stockholder acknowledges receipt and review of a copy of the Merger Agreement. Notwithstanding the foregoing, this Agreement shall not limit or affect in any way Stockholder's rights with respect to the election of directors of Pelican.

                  Section 2. Proxy. Subject to any required approval under Pelican Gaming Laws, the Stockholder, by this Agreement, does hereby constitute and appoint Buyer, or any nominee of Buyer, with full power of substitution, as such Stockholder's irrevocable proxy and attorney-in-fact to vote the Shares as indicated in Section 1 in the event such Stockholder fails to comply with its obligations under such section. Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its Shares.

                  Section 3. Transfer of Shares. Stockholder represents and warrants that it has no present intention of taking action, prior to the termination of this Agreement in accordance with the terms hereof, to, directly or indirectly, (a) sell, assign, transfer (including by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares,
(b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or
(c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger or otherwise by operation of law) or other disposition of any Shares.

                  Section 4. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Buyer with respect to itself and its ownership of the Shares as follows:

                  (a) The Stockholder is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) The Stockholder is the record or beneficial owner of 4,367,350 Shares. Such Stockholder is the lawful owner of such Shares, free and clear of all voting agreements and commitments of every kind, other than this Agreement. Neither such Stockholder nor any of its Affiliates owns or holds any rights to acquire any additional


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         Shares or other securities of Pelican or any interest therein or any voting rights with respect to any additional Shares or any other securities of Pelican.

                  (c) This Agreement has been approved by all necessary corporate or partnership action on the part of such Stockholder for the execution and performance hereof by such Stockholder.

                  (d) This Agreement has been duly executed and delivered by a duly authorized officer of such Stockholder.

                  (e) This Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                  (f) The execution and delivery of this Agreement by such Stockholder does not violate or breach, and will not give rise to any violation or breach, of such Stockholder's charter or bylaws, or, except as will not materially impair the ability of such Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, any law, contract, instrument, arrangement or agreement by which such Stockholder is bound.

                  Section 5. No Solicitation. Stockholder agrees that in its corporate capacity it will not, nor will it authorize or permit any of its officers, directors, financial advisors, employees, agents and representatives, other than in accordance with the Merger Agreement, to, directly or indirectly,
(a) initiate, solicit or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or proposals that constitute, or could reasonably be expected to lead to an Acquisition Proposal,
(b) agree to or recommend any Acquisition Proposal, or (c) engage in negotiations or discussions with a Third Party concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal.

                  Section 6. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with the terms thereof; PROVIDED that the provisions of Sections 7 and 8 of this Agreement shall survive any termination of this Agreement; and PROVIDED FURTHER that no such termination shall relieve any party of liability for a breach hereof prior to termination.

                  Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.



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                  Section 8. Miscellaneous.

                  (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

                  (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                  (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof.

                  (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.











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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                             THE GRIFFIN GROUP, INC.

                                             By:  /s/  Lawrence Cohen
                                                --------------------------------
                                                  Name: Lawrence Cohen
                                                  Its:  President

Agreed and Acknowledged:

JACKPOT ENTERPRISES, INC.

By:  /s/  Don R. Kornstein
     ------------------------------------
     Name:  Don R. Kornstein
     Title: President & Chief Executive Officer